Exhibit 99.1
LIBERTY GLOBAL REPORTS THIRD QUARTER RESULTS
Record Q3 Organic RGU Additions of 309,500
Strong Growth in Revenue and OCF
Denver, Colorado — November 10, 2005: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK), today announces financial and operating results for the three months ended September 30, 2005. Highlights for the quarter compared to the results of Liberty Global’s predecessor Liberty Media International, Inc. (“LMI”) for the same period last year include:
•	Pro forma[1] revenue growth of 20% to $1.30 billion[2]

•	Pro forma[1] Operating Cash Flow (OCF) growth of 16% to $463 million[3]

•	Net loss of $153 million compared to net income of $79 million

•	Organic increase of 309,500 RGUs[4], a 74% pro forma[1] increase in net additions
Mike Fries, President and Chief Executive Officer of Liberty Global, said, “The Company has continued the strong operating momentum exhibited in the second quarter during what historically has been a slow, summer period for many of our operations. During the third quarter, we posted record organic RGU additions and strong sequential growth in revenue and OCF over our second quarter 2005 results. Our core broadband businesses, including UPC in Europe, J:COM in Japan, and VTR in Chile, have benefited from aggressive marketing and new product launches during the summer season.”
“We added 309,500 RGUs during the third quarter on an organic basis, driven primarily by the success of our digital phone (VoIP) and broadband Internet products. With VoIP services launched in France, the Netherlands and Hungary, we are currently adding over 6,000 RGUs per week in Europe, an acceleration from our second quarter. Additionally, we added 155,500 organic broadband Internet RGUs in the third quarter, our fourth consecutive quarter of over 100,000 subscribers and our best quarter ever in terms of additions.”
“Our financial results for the third quarter were also very strong. On a pro forma basis as if J:COM’s results were consolidated last year, our revenue for the three months increased 20% to $1.30 billion and OCF increased 16% to $463 million. Adjusting for foreign currency movements, acquisitions and the May 1, 2005 consolidation of NTL Ireland, our pro forma, year-over-year revenue and OCF growth rates for the third quarter were 11% and 10%, respectively. If we exclude the Netherlands from our organic calculation, which experienced an increase in operating costs associated with our recently launched “digital for all” (D4A) initiative, our organic OCF growth rate for the third quarter would have been 17% over the prior year quarter.”
“With respect to our core operating objectives, we have made substantial progress. In terms of our digital video products, J:COM continues to deliver strong growth with nearly 90,000 subscribers added this quarter, achieving a digital penetration of 31% of total video subscribers. Also of note, our D4A

[1]	Pro forma data assumes J:COM was consolidated for the comparable period in the preceding year.

[2]	Financial results for the second and third quarter include the results from NTL Ireland, which we began consolidating May 1, 2005. As we do not control NTL Ireland, our operating statistics exclude NTL Ireland.

[3]	Please see page 12 for an explanation of Operating Cash Flow and the required reconciliation.

[4]	Please see footnote 4 on page 17 for more detail on the definition of Revenue Generating Units (RGUs).

launch in the Netherlands began last month and has received a positive reception from both regulators and customers. We also launched branded mobile services in the Netherlands in August, which has started off strong with over 23,000 customers added by September 30, 2005. We also recently announced the launch, scheduled for March 2006, of J:COM branded mobile services. This new “Quad-Play” opportunity is expected to reduce customer churn and generate incremental profitability in our core markets. In addition, we are well positioned with respect to wireless opportunities, and have been opportunistically acquiring low-cost spectrum licenses in selected markets.”
“We also continue to pursue a disciplined and opportunistic acquisition strategy. In Europe, we have closed three acquisitions since completion of the second quarter including the previously announced acquisitions of Canal Plus, the Dutch premium content business, and Astral, the largest cable operator in Romania. The content business of Canal Plus is highly complementary to our digital rollout in the Netherlands, and the combination of Astral with our existing Romanian cable business creates the leading broadband cable operator in that market.”
“In October, we completed the acquisition of Cablecom, the largest cable operator in Switzerland. Cablecom expands our European footprint into the highly attractive Swiss market, which is characterized by high analog TV penetrations and an affluent customer base. We recently received approval from the Irish Competition Authority, subject to certain conditions, with respect to our announced acquisition of NTL Ireland and are optimistic that we will close this acquisition in 2005. In addition to our acquisition activity in Europe, we also made significant progress in Japan, completing the acquisition of Odakyu Cable Vision and increasing our stake to a majority interest in Cable Television Kobe, that together will add over 500,000 homes passed to J:COM’s consolidated footprint.”
“From a balance sheet and liquidity perspective, we successfully accessed the capital markets on several occasions. In particular, we financed our acquisition of Cablecom with a combination of cash and approximately $1.0 billion of new debt, which we raised on attractive terms. At VTR, through strong cash flow generation and a new credit facility, we have been able to upstream approximately $196 million in cash within the last year. Additionally, we continue to be focused on rationalizing non-core assets, as evidenced by our third quarter monetization of our News Corporation stake and our recent sale of our SBS Broadcasting interest, which combined, generated gross proceeds exceeding $400 million.”
Third Quarter 2005 Financial and Operating Results
Our consolidated operating subsidiaries in Europe include UPC — our broadband cable division with operations in 14 countries, and chellomedia — our media and programming division. In Asia, our consolidated subsidiary is J:COM, the largest broadband cable operator in Japan. In the Americas, our primary consolidated operation is VTR, the largest broadband cable operator in Chile. Although we consolidate 100% of their revenue and OCF, at September 30, 2005, we owned an indirect 80% interest in VTR and, through our interest in Super Media, an indirect 36.8% interest in J:COM. Please refer to the appropriate sections herein for additional segment financial information. Additionally, the pro forma data contained herein assumes J:COM was consolidated for the comparable period in the preceding year.
Operating Statistics
At September 30, 2005, we had 15,203,300 total RGUs5 which represented an organic6 increase of 309,500 RGUs from June 30, 2005. The organic RGU additions represent a 74% improvement from last year’s third quarter net gain, pro forma to include the consolidation of J:COM. Our RGU figures use a “single count” method whereby we do not “double count” a digital video subscriber as an analog video subscriber and we do not currently count mobile telephony customers as subscribers.

[5]	Excluding NTL Ireland.

[6]	Organic figures exclude RGUs at the date of acquisition but include the impact of changes in RGUs from the date of acquisition.

In terms of net RGU additions by product, the breakdown of our 309,500 organic additions for third quarter 2005 includes 155,500 broadband Internet subscribers, 117,500 telephony subscribers and 36,500 video subscribers. Our broadband Internet subscriber addition increase was driven by continued strong demand for the multiple tiers of high-speed access services that we offer across most of our markets, with Central and Eastern Europe demonstrating accelerating growth over the second quarter. Our telephony additions were driven primarily by the continued success of our digital phone offerings in the Netherlands, France and Hungary, as well as strong organic telephone adds in Japan and Chile.
The increase in our video subscribers consisted of an increase of 107,900 digital video and DTH subscribers, offset by a reduction of 71,400 analog video and MMDS subscribers. The digital video RGU increase was driven primarily by upgrades from our analog video subscriber base. J:COM achieved particular success in this regard, generating a third quarter organic increase of 87,900 digital RGUs. With respect to our analog video business, the third quarter is seasonally soft in Europe as we typically experience an increase in disconnects during the summer months.
Revenue
Total consolidated revenue for the three months ended September 30, 2005 increased 83% on a reported basis to $1.30 billion as compared to the same period last year. The increase was principally due to acquisitions and the consolidation of J:COM as of January 1, 2005 and the consolidation of NTL Ireland as of May 1, 2005. On a pro forma basis, as if J:COM’s results had been consolidated in last year’s third quarter, revenue increased 20% year over year.
Excluding the effects of FX movements, revenue on a pro forma basis increased 19% and 25% for the three months and nine months ended September 30, 2005, respectively, as compared to the same periods last year. This increase was driven primarily by acquisitions and internal RGU growth. Additionally, on a pro forma organic basis7, revenue grew 11% for the quarter, as compared to the same period last year.
In terms of average monthly revenue (ARPU8) per RGU and ARPU per customer relationship, UPC Broadband and J:COM experienced sequential growth over the second quarter in both ratios.
For the three months ended September 30, 2005, ARPU per RGU and ARPU per customer relationship for UPC Broadband was €16.95 and €20.35, reflecting increases of 0.3% and 1.5% sequentially over the second quarter, respectively. Similarly, J:COM generated ARPU per RGU and ARPU per customer relationship of ¥4,900 and ¥8,413 for the three months ended September 30, 2005, which were increases of 1.6% and 3.0% over the second quarter, respectively.
Operating Cash Flow
Operating Cash Flow for the three months ended September 30, 2005 increased 84% on a reported basis to $463 million as compared to the prior year period. The increase was principally due to acquisitions and the consolidation of J:COM as of January 1, 2005 and the consolidation of NTL Ireland as of May 1, 2005. On a pro forma basis as if J:COM’s results had been consolidated in last year’s third quarter, OCF increased 16% year over year.
Excluding the effects of FX movements, OCF on a pro forma basis increased 15% and 20% for the three months and nine months ended September 30, 2005, respectively, as compared to the comparable periods last year. This increase was driven primarily by acquisitions and increases in RGUs between the periods. On a pro forma organic basis7, OCF increased 10% for the quarter, as compared to the same period last year. Excluding the Netherlands’ results from both periods, our pro forma organic OCF growth

[7]	Pro forma organic growth rate is calculated by excluding the effects of FX movements, acquisitions and the consolidation of NTL Ireland.

[8]	Average monthly revenue (ARPU) is calculated as follows: average total monthly revenue from all sources for the period as indicated, divided by the average of the opening and closing RGUs or customer relationships, as applicable, for the period.

rate for the three month period improves to 17%. We are incurring higher operating, marketing and customer care costs in that market related to new product launches, in particular our D4A initiative.
Our reported OCF margin9 for the three months ended September 30, 2005 was 35.8%. The margin declined as compared to the pro forma OCF margin of 37.0% for last year’s third quarter, but improved sequentially as compared to our reported OCF margin of 33.6% for the second quarter. The decline in margin was due primarily to new service launches around digital video and VoIP, the impact of acquisitions and increases in marketing, advertising and commissions expenses and direct costs and labor. The increases in marketing, advertising and commissions expenses primarily are attributable to our efforts to increase RGUs.
Net Earnings (Loss)
Our net earnings (loss) for the three months ended September 30, 2005 was ($153) million or ($0.32) per share. The third quarter 2005 loss compares to net earnings of $79 million or $0.23 per share for the same period last year. The loss in earnings was in large part due to increased interest expense, increased realized and unrealized losses on derivative instruments and higher minority interests in earnings of subsidiaries, partially offset by higher operating income.
Free Cash Flow and Capital Expenditures
Our Free Cash Flow10 (FCF) for the three months ended September 30, 2005 was $51 million, a decrease of $33 million compared to the same period last year. The decrease was primarily attributable to an increase in capital expenditures (including capital lease additions) of 145% compared to last year’s third quarter (which did not include J:COM), offset by a 72% improvement in net cash provided by operating activities to $368 million for the three months ended September 30, 2005.
Our Free Cash Flow for the nine months ended September 30, 2005 was $78 million, including payments of approximately $75 million relating to the settlement and termination of a Dutch programming contract (MovieCo). Excluding those payments, FCF for the nine months ended September 30, 2005 would have been approximately $153 million.
Capital expenditures and capital lease additions for the three months ended September 30, 2005 were $317 million, an increase of 145% compared to last year’s third quarter. The primary reason for the increase was the consolidation of J:COM’s results in 2005, as well as an increase in spending on customer premise equipment to support our faster unit growth in the current period.
Balance Sheet, Leverage, and Liquidity
At September 30, 2005, total debt (including capital lease obligations) was $7.38 billion, cash and cash equivalents were $2.415 billion, and short-term liquid investments were $31.5 million. Our consolidated leverage ratio, defined as gross debt to Q3 annualized Operating Cash Flow, was 4.0x compared to 3.8x at June 30, 2005. Our leverage ratio during the period increased in part because of financings at UPC Holdings B.V. and VTR, offset by sequential OCF improvement.
Subsequent to September 30, 2005, we raised approximately $1.0 billion of debt financing in connection with the acquisition of Cablecom, excluding Cablecom debt with a balance of $1.3 billion at June 30, 2005 (the most recent date that Cablecom’s debt balances were publicly reported) and purchased 100% of Cablecom’s and Astral’s equity for approximately $2.6 billion. Adjusting for the purchases of Cablecom and Astral including the related financings, as well as our additional investment in Telenet and the sale of

[9]	OCF margin is calculated by dividing OCF for the respective period by total revenue.

[10]	Free Cash Flow is defined as net cash provided by operating activities less capital expenditures and capital lease additions. Please see page 13 for more information and the required GAAP reconciliation.

our SBS stake, our consolidated debt would be approximately $9.9 billion and our cash and cash equivalents would be approximately $1.0 billion.
In addition to our cash balances and short-term liquid investments at September 30, 2005, we had approximately €295 million of availability under our €1.0 billion in European revolvers, and $176 million of availability under our ¥20 billion Japanese revolver. Subject to their terms, the undrawn amounts under those revolvers may be borrowed to finance acquisitions. In terms of monetization activity, we entered into a prepaid forward sale transaction with respect to 5.5 million shares of News Corporation Class A Common Stock, deriving $75 million in proceeds during the third quarter. We also disposed of our interest in SBS Broadcasting in November, receiving €276 million ($326 million) of gross proceeds.
Based on our September 30, 2005 results, the ratio of Senior Debt to Annualised EBITDA (last two quarters annualized) for UPC Broadband Holding B.V., as defined in and calculated in accordance with the UPC Broadband Holding credit facility was 4.01x.
2005 Guidance Update
We provided full year 2005 consolidated guidance for Liberty Global in our second quarter results press release based on certain exchange rate (FX) assumptions. We reconfirmed that guidance at our Investor Day on September 28, 2005. Based upon our third quarter results and early performance in the fourth quarter, and adjusting for our FX assumptions, we believe that we are on track to achieve our guidance on revenue, OCF, capex, and RGUs. Our guidance targets do not include the results of Cablecom, which we will begin consolidating during the fourth quarter.
Excluding the impact of Cablecom, our guidance targets for 2005 consist of consolidated revenue of $5.1 — $5.2 billion, which assumes full year 2005 average exchange rates of approximately 1.25 dollars per Euro, 109 yen per dollar and 580 Chilean pesos per dollar, as well as the completion of the NTL Ireland transaction. On the same basis, our consolidated Operating Cash Flow target is $1.8 — $1.9 billion. In terms of capital expenditures and capital lease additions for 2005, our guidance target is to end the year at approximately 25% of revenue. Additionally, we expect to end the year with 16.7 — 16.8 million total RGUs, based on organic RGU additions of 1.1 — 1.2 million in 2005 (excluding the impact of acquisitions at closing) and including approximately 1.7 million RGUs either already acquired or expected to be acquired during 2005 (excluding Cablecom but including the completion of our previously announced Romanian and Irish acquisitions). To the extent that our organic RGU growth exceeds our target range, we would expect to report lower OCF due to the associated increase in marketing and subscriber acquisition costs.
About Liberty Global, Inc.
Liberty Global owns interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the U.S. in terms of subscribers. Based on the Company’s consolidated operating statistics at September 30, 2005 (other than those of NTL Ireland which we consolidate but do not control), Liberty Global’s networks passed approximately 23.6 million homes and served approximately 15.2 million revenue generating units, including approximately 10.7 million video subscribers, 2.6 million broadband Internet subscribers and 1.9 million telephone subscribers.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance given for 2005. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services, changes in technology and competition, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Operating Cash Flow and achieve assumed margins including, to the extent annualized figures imply forward-looking projections, continued performance comparable with the period annualized, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6693	+31 20 778 9447

Liberty Global, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
	2005	2004
	amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	$2,414,504	$2,529,115
Trade receivables, net	254,063	203,890
Other receivables, net	101,043	165,631
Available-for-sale investment	326,160	—
Other current assets	505,800	261,509

Total current assets	3,601,570	3,160,145

Investments in affiliates, accounted for using the equity method, and related receivables	844,842	1,865,642

Other investments	581,616	838,608

Property and equipment, net	6,863,142	4,335,537

Goodwill	6,729,051	2,667,279

Franchise rights and other intangible assets not subject to amortization	225,724	230,674

Intangible assets subject to amortization, net	654,903	382,599

Deferred tax assets	131,065	77,313

Other assets, net	394,495	144,566

Total assets	$20,026,408	$13,702,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$478,596	$363,549
Accrued liabilities and other	754,517	645,627
Deferred and advance payments from subscribers and others	324,346	353,069
Current portion of debt and capital lease obligations	322,855	36,827

Total current liabilities	1,880,314	1,399,072

Long-term debt and capital lease obligations	7,055,638	4,955,919
Deferred tax liabilities	580,424	458,138
Other long-term liabilities	875,811	432,018

Total liabilities	10,392,187	7,245,147

Commitments and contingencies

Minority interests in subsidiaries	1,757,575	1,216,710

Stockholders’ Equity:
Series A common stock, $.01 par value. Authorized 500,000,000 shares; issued 232,024,666 and 168,514,962 shares at September 30, 2005 and December 31, 2004, respectively	2,320	1,685
Series B common stock, $.01 par value. Authorized 50,000,000 shares; issued and outstanding 7,264,300 shares	73	73
Series C common stock, $.01 par value. Authorized 500,000,000 shares; 239,296,905 and 175,779,262 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	2,393	1,758
Additional paid-in capital	9,970,009	6,999,877
Accumulated deficit	(1,898,829)	(1,649,007)
Accumulated other comprehensive earnings (loss), net of taxes	(95,124)	14,010
Deferred compensation	(13,560)	—
Shares held by subsidiaries	(90,594)	—
Treasury stock, at cost	(42)	(127,890)

Total stockholders’ equity	7,876,646	5,240,506

Total liabilities and stockholders’ equity	$20,026,408	$13,702,363

Liberty Global, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	amounts in thousands, except per share amounts

Revenue	$1,295,795	$708,807	$3,807,317	$1,865,416

Operating costs and expenses:
Operating (other than depreciation)	553,265	286,814	1,590,848	743,990
Selling, general and administrative (SG&A)	279,206	170,679	875,818	467,901
Stock-based compensation expense — primarily SG&A	60,784	13,377	122,310	66,120
Depreciation and amortization	365,187	253,615	1,038,602	696,624
Impairment, restructuring and other operating charges	930	27,807	3,705	53,214

	1,259,372	752,292	3,631,283	2,027,849

Operating income (loss)	36,423	(43,485)	176,034	(162,433)

Other income (expense):
Interest expense	(134,405)	(67,653)	(312,161)	(221,639)
Interest and dividend income	18,851	18,849	61,704	44,043
Share of earnings (losses) of affiliates, net	2,055	15,673	(14,752)	54,518
Realized and unrealized gains (losses) on derivative instruments, net	(29,178)	11,255	125,991	86,640
Foreign currency transaction gains (losses), net	7,349	25,890	(194,298)	(1,240)
Gain on exchanges of investment securities	—	168,301	—	168,301
Other-than-temporary declines in fair value of investments	—	(12,429)	—	(15,115)
Gain (loss) on extinguishment of debt	—	—	(12,631)	35,787
Gains (losses) on disposition of assets, net	277	(12,092)	25,855	12,632
Other income (expense), net	6	(1,861)	1,279	(7,535)

	(135,045)	145,933	(319,013)	156,392

Earnings (loss) before income taxes and minority interests	(98,622)	102,448	(142,979)	(6,041)
Income tax expense	(28,449)	(56,634)	(30,241)	(91,027)
Minority interests in losses (earnings) of subsidiaries, net	(25,737)	32,735	(76,602)	120,692

Net earnings (loss)	$(152,808)	$78,549	$(249,822)	$23,624

Historical and pro forma earnings (loss) per common share — basic and diluted	$(0.32)	$0.23	$(0.63)	$0.07

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended
	September 30,
	2005	2004
	amounts in thousands
Cash flows from operating activities:
Net earnings (loss)	$(249,822)	$23,624
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Stock-based compensation expense	122,310	66,120
Depreciation and amortization	1,038,602	696,624
Impairment, restructuring and other operating charges, net	3,705	53,214
Amortization of deferred financing costs and non-cash interest	78,887	25,475
Share of losses (earnings) of affiliates, net	14,752	(54,518)
Realized and unrealized gains on derivative instruments, net	(125,991)	(86,640)
Foreign currency transaction losses, net	194,298	1,240
Gain on exchange of investment securities	—	(168,301)
Other-than-temporary declines in fair value of investments	—	15,115
Loss (gain) on extinguishment of debt	12,631	(35,787)
Gains on disposition of assets, net	(25,855)	(12,632)
Deferred income tax expense (benefit)	(12,008)	59,007
Minority interests in earnings (losses) of subsidiaries	76,602	(120,692)
Non-cash recognition of deferred revenue	(22,982)	—
Non-cash charges from Liberty Media Corporation	—	15,490
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables and other	131,661	(55,832)
Payables and accruals	(220,095)	95,635

Net cash provided by operating activities	1,016,695	517,142

Cash flows from investing activities:
Capital expended for property and equipment	(832,959)	(325,262)
Proceeds received upon disposition of assets	151,733	163,950
Cash paid in connection with acquisitions, net of cash acquired	(755,540)	(428,156)
Cash paid in connection with LGI Combination	(703,868)	—
Payment of deposit for pending acquisition	(131,142)	—
Return of cash previously paid into escrow in connection with 2004 acquisition	56,883	—
Net cash received (paid) to purchase or settle derivative instruments	77,545	(69,672)
Purchases of short-term liquid investments	(51,809)	(244,859)
Proceeds from sale of short-term liquid investments	69,312	135,371
Change in restricted cash	28,724	1,685
Investments in and loans to affiliates and others	(20,231)	(241,183)
Repayment of amounts loaned to affiliate	—	129,237
Other investing activities, net	2,454	3,638

Net cash used by investing activities	(2,108,898)	(875,251)

Cash flows from financing activities:
Borrowings of debt	4,250,798	1,214,534
Repayments of debt and capital lease obligations	(3,924,329)	(981,601)
Net proceeds from rights offering	—	735,661
Proceeds from issuance of stock by subsidiaries	857,969	486,457
Payment of deferred financing costs	(62,180)	(50,410)
Contributions from Liberty Media Corporation	—	704,250
Other financing activities, net	5,669	(13,287)

Net cash provided by financing activities	1,127,927	2,095,604

Effect of exchange rates on cash	(150,335)	(11,518)

Net increase (decrease) in cash and cash equivalents	(114,611)	1,725,977
Cash and cash equivalents:
Beginning of period	2,529,115	12,753

End of period	$2,414,504	$1,738,730

Supplemental Cash Flow Disclosures
Cash paid for interest	$231,471	$231,139

Net cash paid for taxes	$29,708	$2,504

Revenue
The tables presented below provide revenue by reportable segment for the three and nine months ended September 30, 2005, as compared to corresponding prior year periods. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative interim periods, (ii) the U.S. dollar change and percentage change from period to period, and (iii) the U.S. dollar equivalent of the change and the percentage change from period to period, after removing foreign currency effects (FX). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland, Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Our corporate and other category includes (i) certain less significant operating segments that provide video programming and other services in Europe and Argentina and broadband services in Puerto Rico, Brazil and Peru and (ii) our corporate segment.

	Three months ended				Increase (decrease)
	September 30,		Increase (decrease)		excluding FX
	2005	2004	$	%	$	%
	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$192,916	$181,845	$11,071	6.1	$12,002	6.6
France	127,355	120,974	6,381	5.3	6,946	5.7
Austria	78,566	73,993	4,573	6.2	4,958	6.7
Other Western Europe	124,419	77,605	46,814	60.3	45,732	58.9

Total Western Europe	523,256	454,417	68,839	15.1	69,638	15.3

Hungary	70,337	53,137	17,200	32.4	16,526	31.1
Other Central and Eastern Europe	83,963	63,550	20,413	32.1	14,601	23.0

Total Central and Eastern Europe	154,300	116,687	37,613	32.2	31,127	26.7

Total Europe (UPC Broadband)	677,556	571,104	106,452	18.6	100,765	17.6

Japan (J:COM)	418,757	367,062	51,695	14.1	56,799	15.5
Chile (VTR)	119,158	75,096	44,062	58.7	29,963	39.9
Corporate and other	99,368	75,272	24,096	32.0	24,397	32.4
Intersegment eliminations	(19,044)	(12,665)	(6,379)	(50.4)	(6,459)	(51.0)

Total LGI before elimination of equity affiliates	1,295,795	1,075,869	219,926	20.4	205,465	19.1
Elimination of equity affiliate (J:COM)	—	(367,062)	367,062	—	—	—

Total consolidated LGI	$1,295,795	$708,807	$586,988	82.8	$205,465	29.0

	Nine months ended				Increase (decrease)
	September 30,		Increase (decrease)		excluding FX
	2005	2004	$	%	$	%
	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$592,913	$530,084	$62,829	11.9	$45,587	8.6
France	387,543	183,176	204,367	111.6	201,546	110.0
Austria	245,327	226,211	19,116	8.5	11,763	5.2
Other Western Europe	328,630	199,777	128,853	64.5	119,227	59.7

Total Western Europe	1,554,413	1,139,248	415,165	36.4	378,123	33.2

Hungary	213,667	155,521	58,146	37.4	46,190	29.7
Other Central and Eastern Europe	252,555	180,680	71,875	39.8	43,717	24.2

Total Central and Eastern Europe	466,222	336,201	130,021	38.7	89,907	26.7

Total Europe (UPC Broadband)	2,020,635	1,475,449	545,186	37.0	468,030	31.7

Japan (J:COM)	1,237,792	1,090,476	147,316	13.5	138,458	12.7
Chile (VTR)	313,260	216,537	96,723	44.7	73,839	34.1
Corporate and other	290,691	208,393	82,298	39.5	77,000	36.9
Intersegment eliminations	(55,061)	(34,963)	(20,098)	(57.5)	(18,565)	(53.1)

Total LGI before elimination of equity affiliates	3,807,317	2,955,892	851,425	28.8	738,762	25.0
Elimination of equity affiliate (J:COM)	—	(1,090,476)	1,090,476	—	—	—

Total consolidated LGI	$3,807,317	$1,865,416	$1,941,901	104.1	$738,762	39.6

Operating Cash Flow
The tables presented below provide Operating Cash Flow by reportable segment for the three and nine months ended September 30, 2005, as compared to corresponding prior year periods. In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative interim periods, (ii) the U.S. dollar change and percentage change from period to period, and (iii) the U.S. dollar equivalent of the change and the percentage change from period to period, after removing foreign currency effects (FX). The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table. Other Western Europe includes our operating segments in Ireland, Norway, Sweden and Belgium. Other Central and Eastern Europe includes our operating segments in Poland, Czech Republic, Slovak Republic, Romania and Slovenia. Our corporate and other category includes (i) certain less significant operating segments that provide video programming and other services in Europe and Argentina and broadband services in Puerto Rico, Brazil and Peru and (ii) our corporate segment.

	Three months ended				Increase (decrease)
	September 30,		Increase (decrease)		excluding FX
	2005	2004	$	%	$	%
	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$88,314	$100,307	$(11,993)	(12.0)	$(11,494)	(11.5)
France	31,543	19,534	12,009	61.5	12,165	62.3
Austria	35,179	31,289	3,890	12.4	4,106	13.1
Other Western Europe	41,855	28,585	13,270	46.4	13,004	45.5

Total Western Europe	196,891	179,715	17,176	9.6	17,781	9.9

Hungary	26,956	19,996	6,960	34.8	6,710	33.6
Other Central and Eastern Europe	31,755	26,071	5,684	21.8	3,570	13.7

Total Central and Eastern Europe	58,711	46,067	12,644	27.4	10,280	22.3

Total Europe (UPC Broadband)	255,602	225,782	29,820	13.2	28,061	12.4

Japan (J:COM)	165,592	146,439	19,153	13.1	21,182	14.5
Chile (VTR)	38,269	25,925	12,344	47.6	7,779	30.0
Corporate and other	3,861	(393)	4,254	1,082.4	4,288	1,091.1

Total LGI before elimination of equity affiliates	463,324	397,753	65,571	16.5	61,310	15.4
Elimination of equity affiliate (J:COM)	—	(146,439)	146,439	—	—	—

Total	$463,324	$251,314	$212,010	84.4	$61,310	24.4

	Nine months ended				Increase (decrease)
	September 30,		Increase (decrease)		excluding FX
	2005	2004	$	%	$	%
	amounts in thousands, except % amounts
Europe (UPC Broadband)
The Netherlands	$278,988	$277,488	$1,500	0.5	$(6,620)	(2.4)
France	77,950	23,618	54,332	230.0	54,150	229.3
Austria	106,283	93,340	12,943	13.9	9,844	10.5
Other Western Europe	116,116	73,482	42,634	58.0	38,997	53.1

Total Western Europe	579,337	467,928	111,409	23.8	96,371	20.6

Hungary	82,738	60,129	22,609	37.6	17,945	29.8
Other Central and Eastern Europe	101,817	72,077	29,740	41.3	18,753	26.0

Total Central and Eastern Europe	184,555	132,206	52,349	39.6	36,698	27.8

Total Europe (UPC Broadband)	763,892	600,134	163,758	27.3	133,069	22.2

Japan (J:COM)	481,179	433,112	48,067	11.1	44,527	10.3
Chile (VTR)	104,227	74,942	29,285	39.1	21,657	28.9
Corporate and other	(8,647)	(21,551)	12,904	59.9	12,876	59.7

Total LGI before elimination of equity affiliates	1,340,651	1,086,637	254,014	23.4	212,129	19.5
Elimination of equity affiliate (J:COM)	—	(433,112)	433,112	—	—	—

Total	$1,340,651	$653,525	$687,126	105.1	$212,129	32.5

Operating Cash Flow Definition and Reconciliation
Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding depreciation and amortization, stock-based compensation and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and benchmarking between segments in the different countries in which we operate and identify strategies to improve operating performance. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. A reconciliation of total segment operating cash flow to our consolidated earnings (loss) before income taxes and minority interests is presented below. Investors should view operating cash flow as a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income as a measure of operating performance.
We are unable to provide a reconciliation of forecasted Operating Cash Flow, to the most directly comparable GAAP measure, net income (loss), as applicable, because certain items are out of our control and/or cannot be reasonably predicted. For example, it is impractical to: (1) estimate future fluctuations in interest rates on our variable-rate debt facilities; (2) estimate the fluctuations in exchange rates relative to the U.S. dollar and its impact on our results of operations; (3) estimate the financial results of our non-consolidated affiliates; and (4) estimate changes in circumstances that lead to gains and/or losses such as sales of investments in affiliates and other assets. Any and/or all of these items could be significant to our financial results.
The table below highlights the reconciliation of operating cash flow to earnings (loss) before income taxes and minority interests:

	Three months ended			Nine months ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2005	2004	2005	2004
	amounts in thousands
Total segment operating cash flow	$463,324	$428,452	$251,314	$1,340,651	$653,525
Stock-based compensation expense	(60,784)	(42,871)	(13,377)	(122,310)	(66,120)
Depreciation and amortization	(365,187)	(345,824)	(253,615)	(1,038,602)	(696,624)
Impairment, restructuring and other operating credits (charges), net	(930)	2,088	(27,807)	(3,705)	(53,214)

Operating income (loss)	36,423	41,845	(43,485)	176,034	(162,433)
Interest expense	(134,405)	(86,728)	(67,653)	(312,161)	(221,639)
Interest and dividend income	18,851	22,317	18,849	61,704	44,043
Share of earnings (losses) of affiliates, net	2,055	4,517	15,673	(14,752)	54,518
Realized and unrealized gains (losses) on derivative instruments, net	(29,178)	69,301	11,255	125,991	86,640
Foreign currency transaction gains (losses), net	7,349	(136,885)	25,890	(194,298)	(1,240)
Gain on exchange of investment securities	—	—	168,301	—	168,301
Other-than-temporary declines in fair value of investments	—	—	(12,429)	—	(15,115)
Gain (loss) on extinguishment of debt	—	(651)	—	(12,631)	35,787
Gains (losses) on disposition of assets, net	277	(43,994)	(12,092)	25,855	12,632
Other income (expense), net	6	589	(1,861)	1,279	(7,535)

Earnings (loss) before income taxes and minority interests	$(98,622)	$(129,689)	$102,448	$(142,979)	$(6,041)

Free Cash Flow Definition and Reconciliation
Free Cash Flow is not a GAAP measure of liquidity. We define Free Cash Flow as net cash provided by operating activities less capital expenditures and capital lease additions. Our definition of free cash flow includes capital lease additions which are used to finance capital expenditures. From an accounting perspective, capital expenditures that are financed by capital lease arrangements are treated as non-cash activities and accordingly are not included in the capital expenditure amounts presented in our condensed consolidated statements of cash flows. We believe our presentation of free cash flow provides useful information to our investors because it can be used to gauge our ability to service debt and fund new investment opportunities. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP cash flows from operating, investing and financing activities as a measure of liquidity. The table below highlights the reconciliation of net cash flows from operating activities to Free Cash Flow:

	Three months ended			Nine months ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2005(1)	2004	2005	2004
	amounts in thousands
Net cash provided by operating activities	$368,266	$345,412	$213,614	$1,016,695	$517,142
Capital expenditures	(282,535)	(301,734)	(129,327)	(832,959)	(325,262)
Capital lease additions	(34,790)	(41,231)	0	(106,204)	0

Free cash flow	$50,941	$2,447	$84,287	$77,532	$191,880

(1)	Net cash provided by operating activities for the three months ended June 30, 2005 has been revised as a result of a reclassification within our condensed consolidated statements of cash flows.
Capital Expenditures and Capital Lease Additions
The table below highlights our capital expenditures per NCTA cable industry guidelines, as well as capital lease additions:

	Three months ended		Percent	Nine months ended
	Sept. 30, 2005	June 30, 2005	Change	Sept. 30, 2005
	amounts in thousands
Customer Premises Equipment	$89,337	$106,962	(16.5%)	$298,573
Scaleable Infrastructure	47,566	57,598	(17.4%)	141,281
Line Extensions	28,700	21,597	32.9%	76,922
Upgrade/Rebuild	43,928	39,192	12.1%	105,664
Support Capital	52,495	58,591	(10.4%)	160,677
NTL Ireland	9,663	4,505	114.5%	14,168
chellomedia and other	10,846	13,289	(18.4%)	35,674

Total Capital Expenditures (Capex)	$282,535	$301,734	(6.4%)	$832,959

Percent of Revenue	21.8%	23.6%	(7.8%)	21.9%

Add: Capital Lease Additions(1)	34,790	41,231	(15.6%)	106,204

Total Capex and Capital Leases	$317,325	$342,965	(7.5%)	$939,163

Percent of Revenue	24.5%	26.9%	(8.9%)	24.7%

(1)	Relates primarily to customer premise equipment for J:COM.
Summary of Debt, Capital Lease Obligations and Cash and Short-Term Liquid Investments
The following table details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and short-term (ST) liquid investments by segment at September 30, 2005:

			Total Debt and
		Capital Lease	Capital Lease	Cash and ST
	Debt	Obligations	Obligations	Investments
Segment	amounts in thousands
LGI Corporate and Other	$968,593	$435	$969,028	$1,325,835
UPC Broadband	4,414,610	40,571	4,455,181	753,106
J:COM	1,305,413	317,104	1,622,517	334,254
VTR	331,261	506	331,767	32,805

LGI Total	$7,019,877	$358,616	$7,378,493	$2,446,000

ARPU(1) Table

	As of	As of	Percent
	Sept. 30, 2005	June 30, 2005	Change
UPC Broadband
ARPU per RGU	€16.95	€16.90	0.3%
ARPU per Customer Relationship.	€20.35	€20.05	1.5%

J:COM
ARPU per RGU	¥4,900	¥4,822	1.6%
ARPU per Customer Relationship.	¥8,413	¥8,169	3.0%

VTR(2)
ARPU per RGU	CLP16,261	CLP17,871	(9.0%)
ARPU per Customer Relationship.	CLP24,720	CLP27,699	(10.8%)

Liberty Global Consolidated
ARPU per RGU	$26.65	$27.33	(2.5%)
ARPU per Customer Relationship.	$34.89	$35.33	(1.2%)

(1)	Average monthly revenue (ARPU) is calculated as follows: average total monthly revenue from all sources for the period as indicated, divided by the average of the opening and closing RGUs or customer relationships, as applicable, for the period.

(2)	VTR’s ARPU per RGU and per customer relationship declined sequentially as calculated primarily because of the impact of the Metropolis acquisition.
RGUs per Customer Relationship

	As of	As of	Percent	As of	Percent
	Sept. 30, 2005	June 30, 2005	Change	Sept. 30, 2004	Change
Europe	1.21	1.19	1.7%	1.17	3.4%
J:Com	1.73	1.71	1.2%	1.64	5.5%
VTR	1.52	1.52	0.0%	1.56	(2.6%)
Liberty Global Consolidated	1.32	1.30	1.5%	1.27	3.9%
Jupiter Programming Co., Ltd (“JPC”) Supplemental Financial Information
Liberty Global owned 50% of JPC at September 30, 2005. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns or has investments in 16 channels. Summary financial information is presented below, as well as a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the periods presented therein:

	Nine Months Ended		Nine Months Ended
	Sept. 30, 2005	Sept. 30, 2004	Sept. 30, 2005	Sept. 30, 2004
	amount in millions
Revenue	$566	$389	¥61,041	¥42,179

Operating Cash Flow	$111	$57	¥12,007	¥6,220
Depreciation and Amortization	(12)	(8)	(1,330)	(896)

Operating Income	$99	$49	¥10,677	¥5,324

Outstanding Net Debt (Cash) (1)	$(52)	$12	¥(5,884)	¥1,274

Cumulative Subscribers (2) (in thousands)	50,190	45,163

(1)	Includes shareholder debt of $9 million at September 30, 2005 and 2004, respectively.

(2)	Includes subscribers at all consolidated and equity owned JPC channels. Shop Channel subscribers are stated on a full-time equivalent basis. Shop Channel prior year full-time equivalent subscriber numbers have been restated for comparability with the current year presentation.

Consolidated Operating Data

September 30, 2005
		Two-way			Video				Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Homes		Homes
	Passed(1)	Passed(2)	Relationships(3)	RGUs(4)	Subscribers(5)	Subscribers(6)	Subscribers(7)	Subscribers(8)	Serviceable(9)	Subscribers(10)	Serviceable(11)	Subscribers(12)

Europe
The Netherlands	2,636,900	2,514,300	2,252,000	2,979,100	2,195,500	52,500	—		2,514,300	457,700	2,390,000	273,400
France	4,603,900	3,353,900	1,613,000	1,876,000	947,700	548,000	—	—	3,353,900	278,400	1,941,900	101,900
Austria	954,400	951,100	575,800	909,200	456,400	41,600	—	—	951,100	260,900	917,700	150,300
Ireland	327,900	44,900	199,400	201,100	88,800	21,100	—	88,800	44,900	2,000	24,200	400
Norway	521,800	265,700	375,300	460,400	335,600	29,800	—	—	265,700	65,100	173,700	29,900
Sweden	421,600	285,900	297,100	383,300	245,800	51,300	—	—	285,900	86,200	—	—
Belgium	156,400	156,400	146,000	167,300	129,400	3,500	—	—	156,400	34,400	—	—

Total Western Europe	9,622,900	7,572,200	5,458,600	6,976,400	4,399,200	747,800	—	88,800	7,572,200	1,184,700	5,447,500	555,900

Poland	1,895,800	813,400	1,007,500	1,085,600	987,900	—	—	—	813,400	97,700	—	—
Hungary	1,024,500	862,400	962,300	1,080,900	722,800	—	151,700	—	862,400	114,800	858,900	91,600
Czech Republic	739,300	382,200	407,900	453,400	291,200	—	96,000	—	382,200	66,200	—	—
Romania	569,100	133,700	389,600	395,400	389,500	—	—	—	133,700	5,900	—	—
Slovak Republic	426,400	228,900	299,100	314,000	249,900	—	15,200	32,100	214,000	16,800	—	—
Slovenia	124,900	78,300	107,400	123,300	107,400	—	—	—	78,300	15,900	—	—

Total Central and Eastern Europe	4,780,000	2,498,900	3,173,800	3,452,600	2,748,700	—	262,900	32,100	2,484,000	317,300	858,900	91,600

Total Europe	14,402,900	10,071,100	8,632,400	10,429,000	7,147,900	747,800	262,900	120,900	10,056,200	1,502,000	6,306,400	647,500

Japan:
J-Com	6,717,100	6,708,500	1,865,000	3,220,500	1,080,100	494,300	—	—	6,708,500	791,700	6,285,100	854,400

The Americas:
Chile(14)	2,021,700	1,238,800	899,200	1,366,200	739,500	4,400	—	—	1,238,800	279,300	1,238,800	343,000
Puerto Rico(14)	329,700	329,700	114,100	157,100	61,200	51,400	—	—	329,700	29,100	329,700	15,400
Brazil	14,900	14,900	14,900	16,300	—	—	—	14,900	14,900	1,400	—	—
Peru	66,800	30,300	12,300	14,200	10,900	—	—	—	30,300	3,300	—	—

Total Latin America	2,433,100	1,613,700	1,040,500	1,553,800	811,600	55,800	—	14,900	1,613,700	313,100	1,568,500	358,400

Grand Total	23,553,100	18,393,300	11,537,900	15,203,300	9,039,600	1,297,900	262,900	135,800	18,378,400	2,606,800	14,160,000	1,860,300

Subscriber Variance Table September 30, 2005 vs. June 30, 2005

		Two-way			Video				Internet		Telephone
	Homes	Homes	Customer	Total	Analog Cable	Digital Cable	DTH	MMDS	Homes		Homes
	Passed(1)	Passed(2)	Relationships(3)	RGUs(4)	Subscribers(5)	Subscribers(6)	Subscribers(7)	Subscribers(8)	Serviceable(9)	Subscribers(10)	Serviceable(11)	Subscribers(12)

Europe:
The Netherlands	5,700	5,500	(9,200)	34,600	(7,300)	(2,300)	—	—	5,500	18,900	3,500	25,300
France	11,200	12,000	(6,500)	18,000	(8,400)	1,800	—	—	12,000	6,800	363,400	17,800
Austria	2,800	2,800	1,000	3,400	(4,800)	2,600	—	—	2,800	6,700	2,800	(1,100)
Ireland	1,500	5,400	(500)	(100)	(3,200)	2,600	—	—	5,400	500	—	—
Norway	100	7,500	3,000	7,500	2,600	200	—	—	7,500	5,600	1,600	(900)
Sweden	—	1,100	1,100	4,900	(6,400)	7,500	—	—	1,100	3,800	—	—
Belgium	200	200	(700)	1,000	(1,300)	300	—	—	200	2,000	—	—

Total Western Europe	21,500	34,500	(11,800)	69,300	(28,800)	12,700	—	—	34,500	44,300	371,300	41,100

Poland	5,700	132,900	7,800	22,600	400	—	—	—	132,900	22,200	—	—
Hungary	6,400	115,600	14,200	35,700	4,400	—	1,600	—	115,600	17,600	117,500	12,100
Czech Republic	4,500	42,400	3,700	12,200	(1,500)	—	6,300	—	42,400	7,400	—	—
Romania	12,200	86,800	(2,300)	2,400	(2,100)	—	—	—	86,800	4,500	—	—
Slovak Republic	900	14,900	700	3,600	900	—	500	(100)	12,900	2,300	—	—
Slovenia	700	(10,400)	800	2,500	700	—	—	—	(10,400)	1,800	—	—

Total Central and Eastern Europe	30,400	382,200	24,900	79,000	2,800	—	8,400	(100)	380,200	55,800	117,500	12,100

Total Europe	51,900	416,700	13,100	148,300	(26,000)	12,700	8,400	(100)	414,700	100,100	488,800	53,200

Japan:
J-Com	100,800	100,800	38,800	103,100	(60,200)	87,900	—	—	100,800	28,100	55,500	47,300

The Americas:
Chile	(80,400)	(124,100)	18,500	26,700	5,000	4,400	—	(12,300)	(124,100)	24,200	(127,100)	5,400
Puerto Rico	500	500	(8,500)	(2,600)	(4,700)	(1,100)	—	—	500	2,200	500	1,000
Brazil	—	—	—	200	—	—	—	—	—	200	—	—
Peru	—	—	(1,400)	(1,400)	(1,400)	—	—	—	—	—	—	—

Total Latin America	(79,900)	(123,600)	8,600	22,900	(1,100)	3,300	—	(12,300)	(123,600)	26,600	(126,600)	6,400

Grand Total	72,800	393,900	60,500	274,300	(87,300)	103,900	8,400	(12,400)	391,900	154,800	417,700	106,900

		Organic growth by region
		Latin America		58,100	15,400	(1,100)	-	(500)	(123,600)	27,300	(126,600)	17,000
		Japan		103,100	(60,200)	87,900	-	-	100,800	28,100	55,500	47,300
		Europe		148,300	(26,000)	12,700	8,400	(100)	414,700	100,100	488,800	53,200

		Total		309,500	(70,800)	99,500	8,400	(600)	391,900	155,500	417,700	117,500

		Dispositions and Other(13)
		Puerto Rico adj(14)		(5,500)	(4,700)	-	-	-	-	(700)	-	(100)
		Chile MMDS		(11,800)	-	-	-	(11,800)	-	-	-	-
		Metropolis adj(14)		(17,900)	(11,800)	4,400	-	-	-	-	-	(10,500)

		Subtotal		(35,200)	(16,500)	4,400	-	(11,800)	-	(700)	-	(10,600)

		Total Net Adds		274,300	(87,300)	103,900	8,400	(12,400)	391,900	154,800	417,700	106,900

Footnotes for pages 15 - 16

(1)	“Homes Passed” are homes that can be connected to our networks without further extending the distribution plant, except for DTH and MMDS homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With respect to DTH, we do not count homes passed. With respect to MMDS, one home passed is equal to one MMDS subscriber.

(2)	“Two-way Homes Passed” are homes passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and Internet services and, in some cases, telephone services.

(3)	“Customer Relationships” are the number of customers who receive at least one level of service without regard to which service(s) they subscribe. We exclude mobile customers from customer relationships.

(4)	“Revenue Generating Unit” is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephone Subscriber. A home may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephone service and high-speed broadband Internet access service, the customer would constitute three RGUs. “Total RGUs” is the sum of Analog, Digital Cable, DTH, MMDS, Internet and Telephone Subscribers. In some cases, non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. This table excludes all RGU data relating to NTL Ireland, which had approximately 360,000 RGUs as of March 31, 2005.

(5)	“Analog Cable Subscriber” is comprised of basic cable video customers that are counted on a per connection basis. We have approximately 1.37 million “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. With respect to Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure are counted on an equivalent bulk unit (EBU) basis. Commercial contracts such as hotels and hospitals are counted by all our subsidiaries on an EBU basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. An analog cable subscriber is not counted as a digital cable subscriber.

(6)	“Digital Cable Subscriber” is a customer with one or more digital converter boxes that receives our digital video service. We count a subscriber with one or more digital converter boxes that receives our digital video service as just one subscriber. A digital subscriber is not counted as an analog subscriber.

(7)	“DTH Subscriber” is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(8)	“MMDS Subscriber” is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(9)	“Internet Homes Serviceable” are homes that can be connected to our broadband networks, where customers can request and receive Internet access services.

(10)	“Internet Subscriber” is a home or commercial unit with one or more cable modems connected to our broadband networks, where a customer has requested and is receiving high-speed Internet access services.

(11)	“Telephone Homes Serviceable” are homes that can be connected to our networks, where customers can request and receive voice services.

(12)	“Telephone Subscriber” is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services. Telephone subscribers as of September 30, 2005 exclude 23,300 mobile telephone subscribers. Mobile telephone services generate a significantly lower ARPU than broadband or VoIP telephone services.

(13)	Subscriber information for recently acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

(14)	The subscriber statistics of VTR and Puerto Rico were adjusted during the third quarter of 2005 to conform subscriber counting methodologies to our consolidated policies and to correct certain errors.